Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cascade Bancorp 2008 Performance Incentive Plan of our report dated March 12, 2010, except for Note 23 and the effects of the restatement described therein, as to which the date is August 20, 2010, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Cascade Bancorp’s ability to continue as a going concern and the restatement described in Note 23), with respect to the consolidated financial statements of Cascade Bancorp and subsidiary (collectively, “Cascade Bancorp”) and our report dated March 12, 2010, except for the effects of the material weakness described in the sixth paragraph therein, as to which the date is August 20, 2010, relating to the effectiveness of internal control over financial reporting of Cascade Bancorp (which report expresses an adverse opinion on the effectiveness of Cascade Bancorp’s internal control over financial reporting due to a material weakness), both of which are included in Cascade Bancorp’s Annual Report (Form 10-K/A) for the year ended December 31, 2009.

/s/ Delap LLP

Lake Oswego, Oregon
August 20, 2010